Exhibit 99.3

Execution Copy

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”), dated as of May 12, 2014, by and among HarbourVest—Origami Structured Solutions L.P., a Delaware limited partnership (the “Partnership”), HarbourVest GP LLC (the “General Partner”) and HV Hornets PE L.P., HV Hornets HF L.P. and Gordian Knot SPV LP (collectively, the “Voting Partners”).

W I T N E S S E T H:

WHEREAS, the parties hereto are party to the Second Amended and Restated Partnership Agreement, dated May 12, 2014 (as such agreement may hereafter be amended, modified or supplemented, the “Partnership Agreement”) of the Partnership;

WHEREAS, the parties hereto desire to set out herein certain agreements with respect to voting and other matters in connection with the Partnership’s investment in the PMF Master Fund; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings attributed to them in the Partnership Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

VOTING

Section 1.1. Voting on PMF Master Fund Matters.

(a) Subject to Section 1.1(b) below, whenever the Partnership is entitled to make any election, or give or withhold any vote, waiver or consent, in its capacity as a limited partner of the PMF Master Fund, the General Partner shall permit the Voting Partners to elect or give or withhold their vote, waiver or consent with respect to such event and shall cause the Partnership to act with respect to its limited partner interest in the PMF Master Fund in proportion (based on each Partner’s most recently determined General Allocation Percentage) to the elections, votes, waivers and consents of the Voting Partners. The General Partner shall not permit any other Limited Partner to elect or give or withhold any vote, waiver or consent with respect to such event or cause the Partnership to act with respect to its limited partner interest in the PMF Master Fund.

(b) Whenever the Partnership is entitled to make any election, or give or withhold any vote, waiver or consent, in its capacity as a limited partner of the PMF Master Fund with respect to any event that specifically relates to a Portfolio Fund, to the extent that any Voting Partner holds a Sharing Percentage in respect of such Portfolio

Fund, the General Partner shall permit the Voting Partners that hold a Sharing Percentage in respect of such Portfolio Fund to elect or give or withhold their vote, waiver or consent with respect to such event and shall cause the Partnership to act with respect to its indirect interest in such Portfolio Fund in proportion (based on each such Voting Partners’ Sharing Percentage in such Portfolio Fund) to the elections, votes, waivers and consents of such Voting Partners.

(c) The Partnership shall not (i) agree to any amendment of, or take any action, or give or withhold any waiver or consent, pursuant to the Purchase and Sale Agreement or the Master Feeder Agreement or (ii) enter into any other agreement relating to the transactions contemplated thereby prior to the Closing Date, in each case unless approved by the Voting Partners, provided that with respect to waiving the closing condition regarding the transfer of specific Portfolio Funds, such waiver may be provided by the Voting Partner that has a Sharing Percentage in respect of such Portfolio Fund. Each Voting Partner shall act in good faith in determining whether to waive any applicable closing conditions or otherwise permitting the Partnership to take actions or agree to amendments pursuant to the Purchase and Sale Agreement.

(d) The Partnership shall not dispose of all or a portion of its interest in the PMF Master Fund without the prior written consent of each Voting Partner.

Section 1.2. PMF Master Fund Board. So long as the Partnership is entitled to two seats on the PMF Board, each of the HarbourVest Designated Partner and the Origami Designated Partner shall have the right to appoint one such director (the “PMF Board Members”). In the event that the Origami Designated Partner withdraws from the Partnership and ceases to be a Limited Partner pursuant to section 2.4 of the Partnership Agreement, the Origami Designated Partner’s PMF Board Member shall promptly resign and the WAL Designated Partners shall have the right to appoint a PMF Board Member or to delegate such right to the HarbourVest Designated Partner.

ARTICLE II

MISCELLANEOUS

Section 2.1. Successors and Assigns. To the fullest extent permitted by law, no assignment of this Agreement may be made by any party to this Agreement without the prior consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon the parties and their respective successors and permitted assigns.

Section 2.2. Amendment. The terms and provisions of this Agreement may be waived, modified or amended only with the approval of the General Partner and the Voting Partners.

Section 2.3. Termination. This Agreement shall terminate upon the dissolution of the Partnership unless terminated earlier upon the approval of the General Partner and the Voting Partners.

Section 2.4. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understanding, both written and oral, among the Investors with respect to the subject matter hereof other than the Partnership Agreement to the extent not inconsistent with the terms hereof.

Section 2.5. Severability. If any provision of this Agreement or the application thereof to any Party or circumstance shall be determined by any court of competent jurisdiction or an arbitrator to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such Person or circumstance, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

Section 2.6. Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement

Section 2.7. Counterparts. This Agreement may be signed in counterparts, and all signed copies of this Agreement will together constitute one original of this Agreement.

Section 2.8. Applicable Law.

(a) Notwithstanding the location at which this Agreement is executed by any of the Partners, the Partners expressly agree that all the terms and provisions of this Agreement are governed by and will be construed under the laws of the State of Delaware without regard to the conflict of law principles of the State of Delaware.

(b) Any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement, or the breach, termination or validity thereof, or any dispute, controversy, or claim arising out of, relating to, or in connection with, the Partnership, including any claims of arbitrability, shall be finally settled by arbitration in accordance with section 15.10 of the Partnership Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HARBOURVEST—ORIGAMI STRUCTURED SOLUTIONS L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:
Name: Jeffrey R. Keay
Title: Managing Director

HARBOURVEST GP LLC

By:	HarbourVest Partners, LLC
Its Managing Member

By:
Name: Jeffrey R. Keay
Title: Managing Director

HV HORNETS PE L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:
Name: Jeffrey R. Keay
Title: Managing Director

HV HORNETS HF L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:
Name: Jeffrey R. Keay
Title: Managing Director

GORDIAN KNOT SPV LP

By:	Origami Capital Partners, LLC Its General Partner

By:
Name:
Title:

HV HORNETS HF L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:
Name: John M. Toomey
Title: Managing Director

GORDIAN KNOT SPV LP

By:	Origami Capital Partners, LLC Its General Partner

By:
Name: Jeffrey D. Young
Title: Partner